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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE

Investor Relations:                              Media Relations:
John Pitt                                        Alicia Curran
Instinet Group Incorporated                      Instinet Group Incorporated
212 310 7481                                     212 310 5462
john.pitt@instinet.com                           alicia.curran@instinet.com



                 INSTINET ANNOUNCES ADDITIONAL COST REDUCTIONS

New York -- March 28, 2003 -- Instinet Group Incorporated (Nasdaq: INET) today announced that as part of its continuing cost-reduction effort it would reduce its workforce by approximately 175 employees (or approximately 12 percent of its full-time employees), across its operations, both in the U.S. and internationally. These reductions result from attrition and the elimination of positions. Instinet expects that these reductions will result in an estimated $20 million reduction in its operating costs on an annualized basis. This decrease is in addition to the $100 million cost reduction target previously announced.

"Today's reduction is part of Instinet's ongoing commitment to produce a leaner and more efficient company," said Edward J. Nicoll, Instinet's Chief Executive Officer.

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This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

Copyright 2003 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET is a registered service mark in the United States and in other countries throughout the world.

Approved for distribution in the UK by Instinet Europe Limited which is regulated by the FSA and is a member of the LSE.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet's Quarterly Report on Form 10-Q for the period ended September 30, 2002, and other documents filed with the SEC and available on the Company's website. These statements speak only as of the date of this news release, and the Company does not undertake any obligation to update them.